Change in Independent Registered Public Accounting Firm

As the result of the reorganization of the Westfield Capital Dividend Growth Fund (the “Predecessor Fund”), a series of The Advisors’ Inner Circle Fund II, into the Harbor Dividend Growth Leaders ETF (the “Fund”), a series of Harbor ETF Trust (the “Trust”), on May 20, 2022, PricewaterhouseCoopers LLP (“PwC”) was dismissed as the independent registered public accounting firm, effective May 20, 2022. The Trust’s Board of Trustees approved the appointment of Ernst & Young LLP (“EY”) as the independent registered public accounting firm of the Fund for the fiscal year ended October 31, 2022.

PwC’s reports on the Predecessor Fund’s financial statements for the fiscal years ended October 31, 2020 and October 31, 2021 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended October 31, 2020 and October 31, 2021 and during the subsequent interim period through May 20, 2022: (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on the Predecessor Fund’s financial statements for such periods; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the Predecessor Fund’s fiscal years ended October 31, 2020 and October 31, 2021, and the subsequent interim period through May 20, 2022, neither the Trust, nor anyone on its behalf, consulted with EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as described in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Predecessor Fund requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the statements contained above. A copy of the letter from PwC to the Securities and Exchange Commission is filed as an exhibit hereto.